6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / ExtremeNetworks.com

Exhibit 99.1

Extreme Networks Provides Business Update Regarding COVID-19

SAN JOSE, Calif. — April 8, 2020 – Extreme Networks, Inc. (Nasdaq: EXTR), a cloud-driven networking company, today announced a business update on the financial impact of COVID-19 to its financial results for its third quarter ended March 31, 2020, as well as a set of actions  designed to reduce operating costs and further enhance its financial flexibility. The company will review the updates in full detail on its third fiscal quarter earnings results call, set for May 6, 2020.

Q3 2020 Earnings Outlook Update

Because of the impact of COVID-19 on its business, Extreme now expects to report revenue for Q3 2020 of approximately $210 million, resulting in a GAAP EPS loss of ($0.36) to ($0.39), and a non-GAAP EPS loss of ($0.12) to ($0.15). The company expects GAAP gross margin to be in the range of 53% to 54% and non-GAAP gross margin to be in the range of 56% to 57%. Both GAAP and non-GAAP operating expenses will be lower than previously anticipated. The company estimates that it generated positive cash flow from operations during the quarter, driven by solid collections. Cash on hand at the end of the quarter was $196 million and net debt was $230 million.

COVID-19 Related Impact to Demand and Supply Chain

Revenue was impacted by a material slow-down in global demand in the last three weeks of March when most of Extreme’s largest end markets enacted quarantine and social distancing protocols. Supply constraints, along with additional logistics related challenges in certain countries due to border closures, also contributed to the shortfall.

Network technology remains critical and essential infrastructure for our customers and partners, however opportunities are being pushed out from a timing perspective.

At this time, Extreme’s manufacturing supply chain is operating at approximately 90% capacity in its Asian facilities and 70% in its non-Asian facilities, up from 40% in late February. The Company expects to be near 100% capacity by mid-May.

Actions Being Taken to Reduce Operating Costs and Enhance Financial Flexibility

Extreme has already implemented actions to manage and reduce operating costs and further enhance its financial flexibility in Q3, including:

•	Tightening control on discretionary spending, hiring and working capital;
•	Drawing down $55 million of its $75 million revolving credit facility on March 24, 2020;
•	Implementing interest rate swap contracts on slightly more than half of the outstanding Term Loan A debt principal ($370 million) to take advantage of lower LIBOR rates;
•	Seeking a waiver of the covenants pertaining to its Term Loan A due 2024 from its lenders group through July 31, 2020, which was unanimously approved on April 7.

Heading into Fiscal Q4 2020 and given the uncertainty around the timing of the recovery of the Enterprise Networking market, Extreme plans to take additional actions in April and May, including:

•	A set of temporary cost reduction measures and continued restriction on all discretionary expenses, including postponing marketing programs and non-strategic capital expenditure plans;
•	The acceleration of actions the company was planning to take to improve R&D and Sales productivity, along with cost reductions in Supply Chain and Operations;

•	Working with its lenders, led by Bank of Montreal, on adjustments to the covenants pertaining to its Term Loan A beyond July 31, 2020.

Extreme will provide more information on its third fiscal quarter earnings results and the actions announced today and will discuss its Q4 and longer-term financial outlook when it reports its third quarter results on May 6, 2020.

May 6 Earnings Call

The details for the webcast are:

When:	Wednesday, May 6 at 8:00 a.m. EDT (5:00 a.m. PST).

Where:	http://investor.extremenetworks.com/

How:	Live over the internet—Simply log on to the web at the address above.
Dial in:	Toll Free: 1 (877) 303-9826 or international: 1 (224) 357-2194
Encore Recording: 1 (855) 859-2056 or international 1 (404) 537-3406
Conference ID: 5793875
A replay will also be available for 7 days following the call.

About Extreme Networks:

Extreme Networks, Inc. (EXTR) creates effortless networking experiences that enable all of us to advance. We push the boundaries of technology leveraging the powers of machine learning, artificial intelligence, analytics, and automation. Over 50,000 customers globally trust our end-to-end, cloud-driven networking solutions and rely on our top-rated services and support to accelerate their digital transformation efforts and deliver progress like never before. For more information, visit Extreme's website or follow us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Statements in this press release, including statements regarding the company's supply chain and the potential impact of COVID-19 disruptions to the supply chain, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date of this release. There are several important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, further supply chain-related or other impacts of COVID-19, the market price of the company's stock prevailing from time to time, the company's cash flows from operations, general economic conditions, and other factors discussed under Item 1A. "Risk Factors," in the company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other reports filed with the SEC. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and the company’s financial condition and results of operations could be materially adversely affected.

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Investor Relations and Press Contacts:

Stan Kovler Vice President, Corporate Strategy & Investor Relations Extreme Networks 919-595-4196 skovler@extremenetworks.com	Christi Nicolacopoulos Director, External Communications Extreme Networks 603-952-5005 cnicolacopoulos@extremenetworks.com